Exhibit 10.8

Service Agreement
And
Directors Fee (LCGRC)

CANYON GOLD CORP. (CGCC) herewith engages the Services of Harold Schneider (Schneider) to assist EMAC Handels AG with the dissemination of the Financials Statements and all pertinent documentation as required by CGCC’s auditors for the Company’s Quarterly and Annual filings.

Schneider shall be paid as follows:

a)	Starting on May 01, 2011
b)	A monthly fee of $ 2,500.00

In the event that CGCC is not able to make the cash payments as given in a) and b) above, the fees shall be accrued as payable on the books of the company and shall be paid at the earliest possible time.

The common stock of the company shall be issued to Schneider within 30 days from completion of a one year service and or within 30 days from termination of the service by Schneider to CGCC.

No Interest consideration on any accrued payable.

In addition to above Harold Schneider shall be paid a Directors Fees totalling $ 7,500.00 for his service as President and Director of Long Canyon Gold Resources Corp. for the period May 2011 to Dec. 2011.

Agreed to and signed this 30th day of April 2011.

CANYON GOLD CORP.

/s/Delbert Blewett
Delbert Blewett, President & CEO

Harold Schneider